EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

Magnet Communications, Inc.:

We consent to the use of our report dated March 7, 2003, with respect to the consolidated balance sheet of Magnet Communications, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia

June 17, 2004